Exhibit 16.2

American Business Corporation

222 Grace Church Street
Suite 300
Port Chester, NY 10573
(914) 939-5081
(914) 939-6138 fax

June 20, 2005

Frank LaForgia, CPA

Rosenberg Rich baker Berman & Company

380 Foothill Road

Bridgewater, NJ 08807-0483

Re: Disagreement

Dear Frank:

In response to your firm’s letter of resignation dated June 15, 2005, we have prepared and enclose herewith a Form 8-K Current Report disclosing the information required by Item 4.01 of Form 8-K. We believe that the statements contained in the enclosed Form 8-K are true and correct insofar as they relate to the lack of disagreement with your firm concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of your firm, would have caused it to make reference to the subject matter of the disagreements in connection with its report for the year ended December 31, 2004.

Accordingly, we request that you furnish us with a letter addressed to the Securities and Exchange Commission stating whether you agree with the statements made in the enclosed Form 8-K, and, if not, stating the respects in which it does not agree.

Your prompt attention to this matter would be greatly appreciated.

Very truly yours,

American Business Corporation

By:
Anthony R. Russo, President